SCHEDULE II


    First Trust Dow Jones STOXX(R) European Select Dividend Index Fund
    First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund First Trust Dow Jones Global Select Dividend Index Fund
    First Trust Europe Select AlphaDEX(TM) Fund
    First Trust Japan Select AlphaDEX(TM) Fund
    First Trust Global IPO Index Fund
    First Trust ISE Global Wind Energy Index Fund
    First Trust ISE Global Engineering and Construction Index Fund
    First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund First Trust ISE Global Copper Index Fund
    First Trust ISE Global Platinum Index Fund